EXHIBIT 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-122400) and on Form S-8 (File Nos. 333-132620 and 333-61325) of Media Sciences International, Inc. of our report dated August 5, 2005, except for the effects of the matter discussed in Note 1B to the consolidated financial statements, which are as of May 19, 2006, on our audit of the consolidated financial statements of Media Sciences International, Inc. as of and for the years ended June 30, 2005 and 2004, which appears in this Annual Report on Form 10-KSB/A.

/s/ J.H. Cohn LLP

Roseland, New Jersey
May 25, 2006